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                              COMMERCIAL LOAN AGREEMENT

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                              COMMERCIAL LOAN AGREEMENT

This Commercial Loan Agreement dated as of April 3, 1996 ("Agreement") is between Sumitomo Bank of California ("Bank") and Novellus Systems, Inc.("Borrower").

1.  LINE OF CREDIT, AMOUNT AND TERMS

    Bank agrees to make available to Borrower a line of credit on the following terms, covenants and conditions:

    1.1  LINE OF CREDIT AMOUNT.

    Unsecured Line of Credit. During the Availability Period, Bank will provide an Unsecured Line of Credit to Borrower. The maximum amount of this Line of Credit (the "Commitment") is One Million Dollars ($1,000,000). Borrower's obligation to repay this Unsecured Line of Credit is evidenced by a promissory note substantially in the form of Exhibit A attached hereto (the "Unsecured Line Note"),

         (a) MAXIMUM LOAN BALANCE. Borrower agrees not to permit the outstanding principal balance of the Unsecured Line of Credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, and any amounts outstanding under obligations to Bank of third parties which are guaranteed by Borrower (such sum is the "Loan Balance") to exceed the Commitment.

    1.2  AVAILABILITY PERIOD.

    The period under which Borrower may draw on the Unsecured Line of Credit ("Availability Period") is between the date of this Agreement and June 30, 1998 (the "Maturity Date") unless Borrower is in default, in which event Bank need not make any advances.

    1.3  INTEREST RATE.

         (a) Unless Borrower elects an Offshore Rate based Interest Rate as described below, the interest rate is Bank's Prime Rate in effect from time to time.

         (b) The "Prime Rate" equals the rate of interest set from time to time by Bank at its head office in San Francisco, California as its Prime Rate. The Prime Rate is determined by


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Bank as a means of pricing credit extensions to some customers and is neither tied to any external rate of interest or index nor is it necessarily the lowest rate of interest charged by Bank at any given time for any particular class of customers or credit extensions. Any changes in the interest rate resulting from a change in the Prime Rate shall take effect without notice on the date specified at the time the Prime Rate is set.

         (c) OFFSHORE RATE/RATE PLUS DISCLOSED SPREAD. Borrower may elect to have all or portions of the principal balance of the Unsecured Line of Credit bear interest at the Offshore Rate plus One and Three Fourths percent (1.75%).

Designation of an Offshore Rate portion is subject to the following requirements:

         (i) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than 180 days as selected by Borrower with consent of Bank. The last day of the interest period will be determined by Bank using the practices of the offshore dollar inter-bank market.

          (ii) Each Offshore Rate portion will be for an amount not less than One Million dollars ($1,000,000).

         (iii) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. All amounts in the calculation will be determined by Bank as of the first day of interest period.

    Offshore Rate  =              EURODOLLAR RATE
                             (1.00 - Reserve Percentage)

    Where,

              (A) "Eurodollar Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which Bank's Grand Cayman Branch would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.


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              (B)  "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

              (iv) Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the Unsecured Line of Credit which is scheduled to be repaid before the last day of the applicable interest period.

              (v) No portion of the principal balance of the line of credit already bearing interest at the offshore Rate may be converted to a different rate during its interest period.

              (vi) Each prepayment of an Offshore Rate option, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

              (A) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

              (B) the interest which would have been recoverable by Bank by placing the amount prepaid on the deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

         (vii) Bank will have no obligation to accept an election of an Offshore Rate portion if any of the following described events has occurred and is continuing:

              (x) Dollar deposits in the principal amount, and for periods equal to the interest


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                   period, of an Offshore Rate portion are not available in the offshore Dollar interbank market; or

              (y) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

    1.4  REPAYMENT TERMS/UNSECURED LINE OF CREDIT.

         (a) Borrower will pay interest in arrears commencing on December 1, 1995, and then on each first day of each month thereafter until payment in full of all amounts outstanding under the Unsecured Line of Credit.

         (b) Borrower will repay in full, all principal, interest and other charges outstanding under the Unsecured Line of Credit no later than the Maturity Date.

         (c) Subject to provisions contained elsewhere herein, Borrower may prepay the Unsecured Line of Credit in full or in part at any time. The prepayment will be applied first to interest and charges and then to the most remote installment of principal due under this Agreement.

    1.5  LETTER OF CREDIT LINE.  This Line of Credit may be used for financing:

              (i) commercial letters of credit with a maximum maturity of 360 days but not to extend beyond the Maturity Date. Each commercial letter of credit will require drafts payable at sight or up to 180 days after sight.

              (ii) standby letters of credit with a maximum maturity of 24 months but not to extend beyond the Maturity Date.

         (a) The amount of outstanding letters of credit, including amounts drawn on letters of credit and not yet reimbursed, may not exceed at any one time the Commitment,

         (b) Any sum drawn under a letter of credit may, at the option of Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.


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         (c)  In the event any letters of credit are outstanding on the
Maturity Date, or in the event an Event of Default shall have occurred, Borrower shall immediately prepay such letters of credit and deposit with Bank, as cash collateral for the obligations of Borrower under such letters of credit (and Borrower hereby grants to Bank a security interest in such cash collateral), an amount equal to the face amount of all outstanding letters of credit, to be applied to repay draws under letters of credit as and when made.

         (d) The issuance of any letter of credit or any amendment to a letter of credit is subject to Bank's written approval and must be in form and content satisfactory to Bank and in favor of a beneficiary acceptable to Bank.

         (e) Borrower will sign Bank's form Application and Security Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

         (f) Borrower agrees that Bank may automatically charge its checking account for applicable fees, discounts, and other charges relating to any letters of credit.

         (g) Borrower will pay Bank a non-refundable fee equal to 1.0% per annum of the outstanding undrawn amount of each standby letter of credit, payable in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. Standby letters of credit issued for the purpose of allowing Borrower to borrow local currencies from Sumitomo Bank Limited will carry an issuance fee equal to .5% per annum.

         (h) Borrower will pay any issuance and/or other fees that Bank notifies Borrower will be charged for issuing and processing letters of credit for Borrower.


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2.  FEES AND EXPENSES

    2.1  FEES.

         (a) LOAN FEE. Borrower agrees to pay a Two Thousand Five Hundred Dollar ($2,500) loan fee on June 30, 1996 and again on June 30, 1997.

    2.2  EXPENSES.

              (a) Borrower agrees to immediately repay Bank for expenses that include, without limitation, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

              (b) Borrower agrees to reimburse Bank for any expenses it incurs in the negotiation and preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys', fees, including any allocated costs of Bank's in-house counsel.

3.  DISBURSEMENTS, PAYMENTS AND COSTS

    3.1 REQUEST FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to Bank, or by another means acceptable to Bank.

    3.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by Bank and each payment by Borrower will be:

              (a) made at Bank's branch (or other location) selected by Bank from time to time.

              (b) made for the account of Bank's branch selected by Bank from time to time.

              (c) made in immediately available funds, or such other type of funds selected by Bank.

              (d) evidenced by records kept by Bank. In addition, Bank may, at its discretion, require Borrower to sign one or more promissory notes.


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    3.3  TELEPHONE AUTHORIZATION.


              (a) Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any officer of Borrower or a person or persons so authorized by any officer of Borrower.

              (b) Advances will be deposited in, and repayments will be withdrawn from, Borrower's account number 019-001809-70, or such other accounts with Bank as designated in writing by Borrower.

              (c) Borrower indemnifies and holds harmless Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by an officer of Borrower or a person authorized by an officer of Borrower. This indemnity and agreement to hold harmless will survive this Agreement's termination.

    3.4  DIRECT DEBIT

              (a) Borrower agrees that interest, principal payments and any fees will be deducted automatically on the due date from Borrower's checking account number 019-001809-70.

              (b) Bank will debit Borrower's account on the dates the payments become due. If a due date does not fall on a banking day, Bank will debit the account on the first Banking Day following the due date.

              (c) Borrower will maintain sufficient funds in the account on the dates Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date Bank enters any debit authorized by this Agreement Borrower shall immediately pay such shortfall to Bank.

    3.5 BANKING DAYS. Unless otherwise provided in this Agreement, a "Banking Day" is a day other than a Saturday or a Sunday, on which Bank is open for business in California. For amounts bearing interest at an Offshore Rate (if any), a Banking Day is a day other than a Saturday or a Sunday on which Bank is open for business in California and dealing in offshore dollars.


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All payments and disbursements which would be due on a day which is not a
Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the applicable Line of Credit on the next Banking Day.

    3.6 TAXES. Borrower will not deduct any taxes from any payments made to Bank. If any government authority imposes any taxes or charges on any payments to Borrower, Borrower will pay the taxes or charges. Upon request by Bank, Borrower will confirm that it has paid the taxes by giving Bank official tax receipts (or notarized copies) within 30 days after the due date.

    3.7 ADDITIONAL COSTS. Borrower will pay Bank, on demand, for Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to Bank. The costs and losses will be allocated to the loans in a manner determined by Bank, using any reasonable method. The costs include the following:

              (a)  any reserve or deposit requirements; and

              (b) any capital requirements relating to Bank's assets and commitments for credit.

    3.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

    3.9 INTEREST ON LATE PAYMENTS. At Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at Bank's Prime Rate plus Two percent (2.0%). This may result in compounding of interest.

    3.10 DEFAULT RATE. If any amount under this Agreement is not paid in full when due at maturity or when due because of the exercise of an option by Bank, Borrower agrees to pay interest on the outstanding principal and interest at the rate of interest otherwise provided under this Agreement plus Two percent (2.0%).


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    3.11 OVERDRAFTS.  At Bank's sole option in each instance, Bank may make advances under this Agreement to prevent or cover an overdraft on any account of Borrower with Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

4.  CONDITIONS

    4.1 INITIAL ADVANCE. Bank must have received the following items, in form and content acceptable to Bank, before it is required to extend any credit to Borrower under this Agreement:

         (a) AUTHORIZATIONS. Evidence that the execution, delivery and performance by Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

         (b)  NOTES.  The fully executed Unsecured Note.

         (c) GOOD STANDING. Certificates of good standing for Borrower from its state of incorporation and from any other state in which Borrower is required to qualify to conduct its business.

    4.2 CONDITIONS TO EACH ADVANCE. Before each extension of credit, including the first:

              (a) The Representations and Warranties hereunder must be true and correct.

5.  REPRESENTATIONS AND WARRANTIES

         When Borrower signs this Agreement, and until Bank is repaid in full, Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

    5.1 ORGANIZATION OF BORROWER. Borrower is a corporation duly formed and existing under the laws of the state where organized.

    5.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within Borrower's powers,


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have been duly authorized, and do not conflict with any of its organizational papers.

    5.3 ENFORCEABLE AGREEMENT. This Agreement and any related loan documents, are legal, valid and binding agreements of Borrower, enforceable against Borrower in accordance with their terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

    5.4 GOOD STANDING. In each state in which Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

    5.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which Borrower is bound.

    5.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to Bank, including Borrower's financial statement dated as of December 31, 1995, is:

              (a) sufficiently complete to give Bank accurate knowledge of Borrower's financial condition.

              (b)  in form and content required by Bank.

              (c)  in compliance with all government regulations that apply.

         Since the dates of the financial statements specified above, there has been no material adverse change in the assets or the financial condition of Borrower. The Bank acknowledges that the Borrower will enter into a Purchase
and Master Lease Agreement, dated as of April   , 1996, by and among Novellus
Systems, Inc., the Lessors referred to therein and Sumitomo Bank Leasing and Finance, Inc., as Agent for the Lessors, as the same may be amended from time to time (the "Lease") and that from time to time the Borrower may grant a security interest with respect to its assets in connection with the Borrower's obligations under the Lease as provided for in Section 6.7(c) of this Agreement; and the Bank further acknowledges and agrees that entering into the Lease and the granting from time to time of such security interest shall not be deemed to constitute a material adverse change in the assets or financial condition of Borrower.


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    5.7  LAWSUITS.  There is no lawsuit, tax claim or other dispute pending or threatened against Borrower except as has been disclosed in writing to Bank prior to the date hereof.

    5.8 PERMITS, FRANCHISES. Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others.

    5.9 OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

    5.10 INCOME TAX RETURNS. Borrower has filed all required tax returns and has no knowledge of any pending assessments or adjustments of its income tax for any year.

    5.11 NO EVENT OF DEFAULT. No event has occurred which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement,

    5.12 ERISA PLANS.


              (a) Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

              (b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

              (c) No action by Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

              (d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might


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    constitute grounds for the commencement of such a proceeding.

              (e) The following terms have the meanings indicated for purposes of this Agreement:

                                            (i)  "Code" means the Internal
         Revenue Code of 1986, as amended from time to time.

                                            (ii)      "ERISA" means the
         Employee Retirement Income Art of 1974, as amended from time to time.

                                            (iii)     "PBGC" means the Pension
         Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                                            (iv)      "Plan" means any employee
         pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

6.  COVENANTS

         Borrower agrees, so long as credit is available under this Agreement and until Bank is repaid in full:

    6.1 USE OF PROCEEDS. To use the proceeds of the Unsecured Line of Credit only for corporate purposes, including the guaranty of employee loans at the Bank.

    6.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by Bank from time to time:

              (a) Within 90 days of Borrower's fiscal year end, Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to Bank. The statements shall be prepared on a consolidated basis.

              (b) Within 45 days of the period's end, Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.



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              (c)  Copies of Borrower's Form 10-K Annual Report, Form 10-Q
    Quarterly Report and Form 8-K Current Report within 15 days after the date of filing with the Securities and Exchange Commission.

    6.3 QUICK RATIO. To maintain on a consolidated basis as of the last day of each fiscal quarter, a ratio of quick assets to current liabilities of at least 1.5:1.0.

    "Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments,

    6.4 TANGIBLE NET WORTH. To maintain on a consolidated basis, as of the last day of each fiscal quarter, Tangible Net Worth equal to at least $220,000,000.

         "Tangible Net Worth" means the gross book value of Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles and monies due from affiliates, officers, directors or shareholders of Borrower) plus debt subordinated to Bank in a manner acceptable to Bank less total liabilities, including, without limitation, accrued and deferred income taxes, and any reserves against assets.

    6.5 TOTAL LIABILITIES TO TANGIBLE NET WORTH. To maintain on a consolidated basis, as of the last of each fiscal quarter, a ratio of Total Liabilities not subordinated to Tangible Net Worth not exceeding .5:1.0.

         "Total Liabilities not subordinated" means the sum of current liabilities plus long term liabilities, excluding debt subordinated to Borrower's obligations to Bank in a manner acceptable to Bank.

    6.6 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to Bank), or become liable for the debts of others without Bank's written consent. This does not prohibit:

              (a) Acquiring goods, supplies, or merchandise on normal trade credit.


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              (b)  Endorsing negotiable instruments received in the usual course of business.

              (c)  obtaining surety bonds in the usual course of business.

              (d) Unsecured debts and lines of credit in existence on the date of this Agreement disclosed in writing to Bank prior to the date of this Agreement in Borrower's financial statement dated March 31,1995.

              (e) Additional unsecured lines of credit with other banks and financial institutions not exceeding, in the aggregate, $20,000,000.

              (f) Debts or obligations in an aggregate principal amount of up to $33,000,000 incurred in connection with the Lease, relating to certain real property and improvements thereon located at 3930-3970 North First Street in San Jose, California.

    6.7 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property Borrower now or later owns, except:

              (a)  Liens or security interests in favor of Bank.

              (b)  Liens for taxes not yet due.

              (c) Security interests on property valued at not more than $37 million (not including the value of the real property and improvements covered by the Lease) granted from time to time in connection with the obligations of Borrower pursuant to the Lease.

    6.8  NOTICES TO BANK.  To promptly notify Bank in writing of:


              (a) any lawsuit over One Million dollars ($1,000,000) against Borrower;

              (b) any substantial dispute between Borrower and any government authority;


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              (c) any failure to comply with this Agreement;

              (d) any material adverse change in Borrower's financial condition or operations;

              (e)  any change in Borrower's name, address, or legal structure;
    and

              (f)  the occurrence of any Event of Default.

    6.9  BOOKS AND RECORDS.  To maintain adequate books and records.


    6.10 COMPLIANCE WITH LAWS. To comply with the laws, regulations, and orders of any government body with authority over Borrower's business (including any fictitious name statute and all statutes regarding the processing, manufacture, storage, transportation, sale or use of hazardous or toxic materials).

    6.11 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises Borrower now has necessary to carry on Borrower's business.

    6.12 COOPERATION. To take any action requested by Bank to carry out the intent of this Agreement.

    6.13 Insurance.

              (a) General Business Insurance. To maintain insurance as is usual for the business it is in.

    6.14 ADDITIONAL NEGATIVE COVENANTS. Not to, without Bank's prior written consent:

              (a) engage in any business activities substantially different from Borrower's present business.

              (b)  liquidate or dissolve Borrower's business.

              (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.


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              (d)  lease, or dispose of all or a substantial part of Borrower's business or Borrower's assets except in the ordinary course of Borrower's business.

    6.15 ERISA PLANS.  To give prompt written notice to Bank of:


              (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

              (b) Any action by Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

              (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

              (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

7.  DEFAULT

    7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default":

         (a) FAILURE TO PAY. Borrower fails to make a payment under this Agreement when due.

         (b) NON-COMPLIANCE. Borrower fails to meet the conditions of, or fails to perform any obligation under:

              (i)  this Agreement, or

              (ii) any other agreement made in connection with this Agreement.


         (c) OTHER DEFAULTS. Any default occurs under any agreement in connection with any credit Borrower has obtained from any other creditor if the default consists of failing to make a payment when due or gives the other creditor the right to accelerate the obligation.

         (d) FALSE INFORMATION. Any representation or warranty under this Agreement or any agreement, instrument or


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certificate executed pursuant to this Agreement or in connection with any transaction contemplated hereby shall prove to have been false or misleading in any material respect when made or when deemed to have been made.

         (e) BANKRUPTCY. Borrower files a bankruptcy petition, a bankruptcy petition is filed against Borrower or Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed AGAINST borrower is dismissed within a period of sixty (60) days after the filing; provided, however, that Bank will not be obligated to extend any additional credit to Borrower during any bankruptcy period.

         (f) RECEIVERS. A receiver or similar official is appointed for Borrower's business, or the business is terminated.

         (g) LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against Borrower in an aggregate amount of Ten Million dollars ($10,000,000) and such lawsuit or lawsuits are not dismissed or fully bonded within ten (10) calendar days after service of process upon Borrower.

         (h) JUDGMENTS. Any judgments or arbitration awards are entered against Borrower and, absent procurement of a stay of execution, such judgment or award remains unbonded or unsatisfied for ten (10) calendar days after the date of entry; or Borrower enters into any settlement agreement with respect to any litigation or arbitration, in an aggregate amount of Ten Million dollars ($10,000,000) or more in excess of any insurance coverage.

         (i) GOVERNMENT ACTION. Any government authority takes action that Bank believes adversely affects Borrower's financial condition or ability to repay.

         (j) MATERIAL ADVERSE CHANGE. A material adverse change occurs in Borrower's financial condition, properties or prospects, or ability to repay the obligations hereunder. The entering into the Lease and the granting from time to time of a security interest in assets of Borrower in connection with the Lease as provided for in Sections 6.6 and 6.7 of this Agreement does not, and will not, represent a material adverse change per this Section 7.1(j).


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

         (k) ERISA PLANS. The occurrence of a reportable event with respect to a Plan which is, in the reasonable judgment of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, or could reasonably be expected, in the judgment of Bank, to subject Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, would have an adverse effect on the financial condition of Borrower with respect to a Plan.

    7.2 REMEDIES. Upon and after the occurrence of an Event of Default, Bank shall have all of the following rights and remedies:

              (a) All obligations and indebtedness hereunder may, at the option of Bank and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable;

              (b)  The Loans shall bear interest at the Default Rate;

    7.3 COSTS AND EXPENSES. Upon the occurrence of any Event of Default, Bank shall be entitled to recover all costs, expenses, and attorneys' fees (including any allocated costs of in-house counsel) in connection with the administering or enforcing of this Agreement, whether or not an action is filed.

8.  MISCELLANEOUS

    8.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to Bank and all financial covenants will be made under generally accepted accounting principles consistently applied.

    8.2  CALIFORNIA LAW.  This Agreement is governed by California law.

    8.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on Borrower's and Bank's successors and assignees. Borrower agrees that it may not assign this Agreement without Bank's prior written consent. Bank may sell participations in or assign these loans, or any portion thereof, and may exchange financial information about Borrower with actual or potential participants or assignees. If a participation is sold or any portion of the loans is assigned, the purchaser will have the right of set-off against Borrower.


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

    8.4 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. No failure on the part of Bank to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. Any consent or waiver under this Agreement must be in writing. If Bank waives a default, it may enforce a later default.

    8.5 COSTS AND EXPENSES. In addition to the recovery of costs and expenses upon an occurrence of an Event of Default, if Bank incurs expenses in connection with the preparation, administering or enforcing of this Agreement, Borrower shall pay Bank all such costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

    8.6 ENTIRE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

              (a) represent the sum of the understandings and agreements between Bank and Borrower concerning this credit; and

              (b) replace any prior oral or written agreements between Bank and Borrower concerning this credit; and

              (c) are intended by Bank and Borrower as the final, complete and exclusive statement of the terms agreed to by them.

         In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

    8.7 NOTICES. Except as otherwise provided herein, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as Bank and Borrower may specify from time to time in writing.


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

    8.8 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

    8.9 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

    8.10 FURTHER ASSURANCES. Borrower shall, at its expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring to Bank the rights created or intended to be created by this Agreement and for carrying out the intention or facilitating the performance of the terms of this Agreement or any document executed in connection with this Agreement.

    8.11 HAZARDOUS WASTE INDEMNIFICATION. Borrower will indemnify and hold harmless Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about Borrower's property or operations or property leased to Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of Borrower's obligations to Bank.

    Upon demand by Bank, Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects any of Borrower's property or operations or property leased to Borrower or which is brought or commenced against Bank, whether alone or together with Borrower or any other person, all at Borrower's own cost and by counsel to be approved by Bank in the exercise of its reasonable judgment. In the alternative, Bank may elect to conduct its own defense at the expense of Borrower.


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

    8.12 WAIVER OF JURY TRIAL. The parties to this Agreement acknowledge that jury trials often entail additional expenses and delays not occasioned by nonjury trials. The parties to this Agreement further agree and stipulate that a fair trial may be had before a state or federal judge by means of a bench trial without a jury. In view of the foregoing, and as a specifically negotiated provision of this Agreement, each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (1) arising under this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or (2) in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.


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

This Agreement is executed as of the date stated at the top of the first page.

NOVELLUS SYSTEMS, INC.





By /s/ illegible
   ----------------------------

Its  Chief Financial Officer
   ----------------------------



By   /s/ John P. Root
   ----------------------------

Its  Treasurer
   ----------------------------

Address where notices to Borrower are to be sent:

Novellus Systems, Inc.
81 Vista Montana
San Jose, CA  95134
Attn:  John P. Root



SUMITOMO BANK OF CALIFORNIA


By   /s/ William G. Nelle Jr.
   ---------------------------

Its  Vice President & Manager
   ---------------------------

Address where notices to Bank are to be sent:

Sumitomo Bank of California
84 West Santa Clara Street, Suite 700
San Jose, California  95113
Attn:  W. G. Nelle, Jr.


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